================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                       ICY SPLASH FOOD AND BEVERAGE, INC.
                                ----------------
             (Exact name of registrant as specified in its charter)

New  York                                   11-3329510
--------                                    ---------
(State  or  other  jurisdiction  of     (I.R.S.  Employer  Identification  No.)
  incorporation  or  organization)

                               535 Wortman Avenue
                            Brooklyn, New York 11208
                       -----------------------------------
                (Address of Principal Executive Office) (Zip Code)

                         Commission File No.:  000-26155

                   Consulting Agreement and other compensation
                                -----------------
                            (Full title of the plan)

                              Joe Aslan, President
                               535 Wortman Avenue
                            Brooklyn, New York 11208
                        ---------------------------------
                     (Name and address of agent for service)

                                 (718) 746-3585
                          ----------------------------
          (Telephone number, including area code, of agent for service)

                                -------------


                         CALCULATION OF REGISTRATION FEE
================================================================================

                                        Proposed           Proposed
Title  of               Amount          Maximum            Maximum            Amount  of
Securities  to          to  be          Offering           Price Aggregate    Registration
Be  Registered          Registered      Per  Share (1)     Offering Price(1)  Fee
----------------       -----------    -----------------   ------------------  -----------
Common  Stock,          1,020,000         $0.25            $255,000           $67.32
par  value  $.0001
per  share
-----------------------------------------------------------------------------
(1)  Estimated  solely  for  the  purpose  of  calculating  the  amount  of  the registration  fee pursuant to Rule 457, based on the closing price of the Common
Stock,  as  reported  by  the  OTC  Bulletin  Board,  on  March  12,  2002
-----------------------------------------------------------------------------
================================================================================


EXPLANATORY  NOTE
----------------

In accordance with the instructional Note to Part 1 of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part 1 of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plan.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3.  INCORPORATION  OF  CERTAIN  DOCUMENTS  BY  REFERENCE.
        -----------------------------------------------

     The following documents previously filed with the Commission pursuant to the 1934 Act are hereby incorporated in this prospectus by reference:

     1. Icy Splash Food and Beverage, Inc.'s Annual Report on Form 10-KS for the year ended December 31, 2000;

     2. Icy Splash Food and Beverage, Inc.'s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001; and

     3. All reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since September 5, 1997.

     All  documents  filed  by  Icy  Splash Food and Beverage, Inc., pursuant to
Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus. Any information incorporated by reference shall be modified or superseded by any information contained in this prospectus or in any other document filed later with the Commission, which modifies or supersedes such information. Any information that is modified or superseded shall become a part of this prospectus as the information has been so modified or superseded.

     We will provide without charge to each person to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to Joe Aslan, President, 535 Wortman Avenue, Brooklyn, New York 11208 (718) 746-3585.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the time a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.


ITEM  4.  DESCRIPTION  OF  SECURITIES
        -------------------------

     Not  applicable.


ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL
        --------------------------------------

     Not  Applicable


ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.
        -----------------------------------------

     We are a New York corporation. Our Certificate of Incorporation contains certain provisions permitted under the New York Business Corporation Law (the "B.C.L.") relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Our Certificate of Incorporation also contains provisions obligating the Company to indemnify its directors and officers to the fullest extent permitted by the B.C.L.

     Such indemnification provisions are intended to increase the protection provided to directors and, thus, increase our ability to attract and retain qualified persons to serve as directors. Because directors liability insurance is only available at considerable cost and with low dollar limits of coverage and broad policy exclusions, we do not currently maintain a liability insurance policy for the benefit of our directors, although we may attempt to acquire such insurance in the future. We believe that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors and the general unavailability of directors liability insurance to provide protection against the increased risk of personal liability resulting from such lawsuits have combined to result in a growing reluctance on the part of capable persons to serve as members of boards of directors of companies, particularly of companies which intend to become public companies. We also believe that the increased risk of personal liability without adequate insurance or other indemnity protection for our directors could result in overcautious and less effective direction and management of Icy Splash. Although no directors have resigned or have threatened to resign as a result of our failure to provide insurance or other indemnity protection from liability, it is uncertain whether our directors would continue to serve in such capacities if improved protection from liability were not provided.

     The provisions affecting personal liability do not abrogate a director's fiduciary duty to Icy Splash and its shareholders, but eliminates personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the Company and those of the director) or for violations of the federal securities laws. The provisions also limit or indemnify against liability resulting from grossly negligent decisions including grossly negligent business decisions relating to attempts to change control of the Company.

     The provisions regarding indemnification provide, in essence, that we will indemnify our directors against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of Icy Splash, including actions brought by or on behalf of the Company (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. One purpose of the provisions is to supplement the coverage provided by such insurance. However, as mentioned above, we do not currently provide such insurance to our directors, and there is no guarantee that we will provide such insurance to our directors in the near future, although we may attempt to obtain such insurance.

     These provisions diminish the potential rights of action which might otherwise be available to shareholders by limiting the liability of officers and directors to the maximum extent allowable under New York law and by affording indemnification against most damages and settlement amounts paid by a director of the Company in connection with any shareholder derivative action. However, the provisions do not have the effect of limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause the Company to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Also, because we do not presently have directors liability insurance and because there is no assurance that we will retain such insurance or that if such insurance is procured it will provide coverage to the extent directors would be indemnified under the provision, we may be forced to bear a portion or all of the cost of the director's claims for indemnification under such provisions. If we are forced to bear the cost for indemnification, the value of our stock may be adversely affected.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of Icy Splash pursuant to the foregoing provisions, or otherwise, Icy Splash has been advised that such indemnification, in the opinion of the Commission, is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.
        -----------------------------------

         Not  applicable


ITEM  8.  EXHIBITS.
        --------

3.1     Articles  of  Incorporation  of  the  Company,  as  amended  (1)
3.2     By-laws  of  the  Company,  as  amended  (1)
5.1     Opinion  of  Michael  S.  Krome,  Esq.
10.1 Consulting Agreement between Icy Splash Food and Beverage, Inc., and Pinnacle Capital Services, LLC, dated February 19, 2002
23.1    Consent  of  Lazar  Levine  &  Felix,  LLP,  Independent  Auditor
24.1    Consent  of  Michael  S.  Krome,  Esq.(included  in  Exhibit  5.1)

(1) Incorporated by reference from the Company's Amended Report on Form SB-2, filed with the Commission on January 14, 2000, and as amended thereafter, and incorporated herein by reference.

ITEM  9.  UNDERTAKINGS.

         The  undersigned  the  Company  hereby  undertakes:
         (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned the Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against pubic policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the County of Brooklyn, City and State of New York on March 12, 2002.
                                   Icy  Splash  Food  and  Beverage,  Inc.

                                   By:   /s/  Joseph  Aslan
                                   ------------------------------
                                   Joseph  Aslan

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph Aslan, his attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

Signature                  Title                               Date
----------                 -----                               ----
(1)  Principal  Executive
/s/     Joseph  Aslan      President  and  Director              March  12, 2002
-------------------
     Joseph  Aslan

(2)  Directors

/s/ Charles Tokarz        Chief Financial Officer, Treasurer     March 12, 2002
-------------------               and  Director
     Charles  Tokarz

/s/  Sy  Aslan            Directors                              March 12, 2002
-------------------
     Sy  Aslan

EXHIBIT  INDEX
EXHIBIT
NUMBER                  DESCRIPTION
-------                 -----------

3.1     Articles  of  Incorporation  of  the  Company,  as  amended  (1)
3.2     By-laws  of  the  Company,  as  amended  (1)
5.2     Opinion  of  Michael  S.  Krome,  Esq.
10.1 Consulting Agreement between Icy Splash Food and Beverage, Inc., and Pinnacle Capital Services, LLC, dated February 19, 2002
23.1    Consent  of  Lazar  Levine  &  Felix,  LLP,  Independent  Auditor
24.2    Consent  of  Michael  S.  Krome,  Esq.(included  in  Exhibit  5.1)

(1) Incorporated by reference from the Company's Amended Report on Form SB-2, filed with the Commission on January 14, 2000, and as amended thereafter, and incorporated herein by reference.

OPINION  OF  MICHAEL  S.  KROME
Exhibit  5.1



                             MICHAEL S. KROME, P.C.
                                 Attorney-at-Law
                                  8 Teak Court
                           Lake Grove, New York  11755
                                 (631) 737-8381


                                                            March  12,  2002


Board  of  Directors
Icy  Splash  Food  and  Beverage,  Inc.
535  Wortman  Avenue
Brooklyn,  New  York  11208

Dear  Sirs:

     You have requested an opinion with respect to certain matters in connection with the filing by Icy Splash Food and Beverage, Inc., (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of 1,020,000 shares, par value $0.001 per share (the "Shares"), for issuance pursuant to various agreements between the Company and the holders of the shares specified below.

     The shares to be covered by the Form S-8 are issued pursuant to a Consulting Agreement between the Company and Pinnacle Capital LLC. Pursuant to said agreement, that shares are to be issued o specific individuals in exchange for certain services to be performed by Pinnacle Capital LLC to the Company, and issued as follows:

1.     115,000  shares  in  the  name  of  Don  Quarterman;  and
2.     115,000  shares  in  the  name  of  Christopher  D.  Gilcher.

     In addition, the following shares are being issued as payment for compensation to the following individuals for services rendered to the Company.

1.     200,000  shares  in  the  name  of  Sy  Aslan;
2.     110,000  shares  in  the  name  of  Yifat  Aslan;
3.     80,000  shares  in  the  name  of  Charles  Tokarz;  and
4.     300,000  shares  in  the  name  of  Joseph  Aslan;
5.     50,000  shares  in  the  name  of  Don  Quarterman;  and
6.     50,000  shares  in  the  name  of  Christopher  D.  Gilcher.

     In connection with this opinion, we have examined and relied upon the Company's Certificate of Incorporation and By-Laws, the Minutes of the Meetings of the Board of Directors of the Company as well as the originals and copies, certified to my satisfaction, of such records, documents certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion contained herein. We have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filling are a prerequisite to the effectiveness thereof.

     We have also reviewed the previous filings of the Company, and for the purposes of this opinion have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed. In addition, it has been represented by the shareholders being issued shares and states in any agreements, that none of the shares are being issued for services in connection with any offer or sale of securities in a capital raising or to directly or indirectly maintain a market for the securities of the Company

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the Consulting Agreement, or Retainer Agreement, will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very  truly  yours,

                                        /s/ Michael S. Krome
                                        Michael  S.  Krome

Exhibit  10.1
                                                [GRAPHIC OMITED]


                                                [GRAPHIC OMITED]



             3837 Northdale Blvd.  Suite 303  Tampa  Florida  33624
                Telephone: 813.496.9192  Facsimile: 813.496.9292
                                 www.pcsllc.com
                                 --------------


February  19,  2002

Joseph  Aslan
President
Icy  Splash  Food  &  Beverage,  Inc.
915  166th  Street,  Suite  5B
Whitestone,  NY  11357

Dear  Mr.  Aslan:

The purpose of this letter is to set forth the terms and conditions under which Pinnacle Capital Services, LLC ("PCS") agrees to serve Icy Splash Food & Beverage, Inc. and/or its owners, shareholders and affiliates (collectively, the "Company") as consultant. PCS and the Company agree to the following:

1. SERVICES. PCS shall use its best efforts to perform the following services: (a) become familiar with the business and operations of the Company, and review and analyze the Company's formal and informal financial, strategic, and business plans; (b) in conjunction with the Company, prepare and update a formal business plan along with the appropriate financial projections; and (c) perform other services as may be reasonably requested by the Company that are within the normal scope of operations of PCS.

PCS has represented to the Company that the services for which these shares are being issued are not in connection with any offer or sale of securities in a capital raising transaction and PCS will not directly or indirectly promote or maintain a market for the securities of the Company.

2. TERM. This Agreement shall be in effect for six (6) months from the date of acceptance by the Company, and continue thereafter until terminated by either party upon thirty (30) days' prior written notice.

3. FEES. The Company shall pay the representatives of PCS a due diligence fee of 330,000 shares of free trading stock in the Company. This stock-based compensation will be paid as follows:

(a)     100,000  shares  at  the  time  of  signing  this  engagement  letter;
(b)     75,000  shares  on  March  15,  2002;
(c)     75,000  shares  on  May  15,  2002;  and
(d)     80,000  shares  on  July  15,  2002.

In the event that the Company wishes to cancel the agreement, any shares not yet due to PCS shall no longer be due.

In addition to the fees payable to PCS, the Company shall reimburse PCS and its affiliates, upon request, for all reasonable out-of-pocket expenses incurred in connection with this engagement. Out-of-pocket expenses may include necessary out-of-town travel agreed to by the Company (including meals and lodging), database services, courier charges, fees and expenses of third parties such as legal counsel, etc. The Company shall approve such expenses in advance. Any fees paid to PCS are strictly NON-REFUNDABLE.

4. INDEMNITY. The Company agrees to indemnify PCS, its officers, directors, employees and agents from any liability, claim or expense, including reasonable attorney's fees, arising out of or in connection with the Agreement or the services of PCS hereunder, except to the extent attributable to the gross negligence or willful misconduct of PCS, its officers, directors, employees and agents.

5. LEGAL MATTERS. This Agreement shall be interpreted under and governed by the laws of the State of New York. Any controversy, dispute or claim between the parties relating to this Agreement shall be resolved by binding arbitration in Queens County, New York in accordance with the rules of the American Arbitration Association. The parties agree that in the event that any controversy, dispute or claim between the parties relating to this Agreement, is resolved by binding arbitration, the prevailing party, as determined by the arbitrator's award, shall be entitled to reimbursement of all expenses including reasonable attorney's fees; provided that in no event shall the arbitrator have the authority to award punitive damages.

6. NO REPRESENTATION. PCS makes no representations, expressed or implied, that it will effect a financing as a result of the services furnished under this Agreement. The duties of PCS shall not include legal, accounting, or appraisal services, which shall be procured by the Company at its own expense. The Company shall fully cooperate with any company affiliated with PCS and shall furnish to PCS and such affiliated company complete and accurate current and historical business information. The Company shall promptly inform PCS of any changes or events, which may materially affect the Company's business. PCS makes no representation that it is a registered broker-dealer and/or and a member of the NASD.

7. ENTIRE AGREEMENT. This is the entire Agreement between the parties pertaining to its subject matter and supersedes all agreements, representations and understandings of the parties. No modification of this Agreement shall be binding unless agreed to in writing by the parties.

8. CONFIDENTIALITY. The parties agree that the terms and all of the encompassing components of this Agreement shall be kept confidential, unless this information is required to be disclosed pursuant to any inquiries by federal, state or local law enforcement.

Kindly indicate your acceptance of this Agreement by signing where indicated and forward it, along with 100,000 SHARES OF STOCK, ISSUED 50,000 EACH TO: DONALD E. QUARTERMAN AND CHRISTOPHER D. GILCHER.



Very  Truly  Yours,

Don  E.  Quarterman
Senior  Partner


ACCEPTED  AND  AGREED  TO  THIS  _________  DAY  OF  ______________,  2002.


Icy  Splash  Food  &  Beverage,  Inc.



By:  _______________________________
      Joseph  Aslan,  President

EXHIBIT  23.1

CONSENT  OF  INDEPENDENT  AUDITOR



                            Lazar Levine & Felix, LLP.



We consent to the incorporation by reference in the registration statement of Icy Splash Food and Beverage, Inc. (the "Company") on Form S-8 for the registering of 1,020,000 shares of common stock, of our report dated March 27, 2001, on our audits of the financial statements of the Company as of December 31, 2000 and 1999, and for each of the years in the two year period ended December 31, 2000, which report is included in the Company's Annual Report on Form 10-KSB.



/s/  Lazar  Levine  &  Felix,  LLP,
New  York,  New  York
March  12,  2002